Exhibit 99.1

     The Pepsi Bottling Group Reports Third Quarter 2007 Results


    --  Company Reports Record Financial Results; Raises Full-Year EPS
        Guidance

    --  Reported Diluted Earnings Per Share of $1.12, Strong
        Comparable EPS Growth of 22% to $0.99

    --  Comparable Operating Income Increase of 12% with Reported Up
        13%

    --  Robust Revenue Growth of 8%

    SOMERS, N.Y.--(BUSINESS WIRE)--Oct. 2, 2007--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported third quarter 2007 revenue of $3.7 billion, an eight percent increase over prior year. Reported net income was $260 million, or diluted earnings per share (EPS) of $1.12. These results include a net after-tax gain of approximately $31 million, or $0.14 per diluted share, as a result of the previously announced non-cash tax benefit and restructuring charges. Excluding these items, third quarter net income was $229 million or $0.99 per diluted share. In the third quarter of 2006, PBG reported net income of $207 million, or diluted EPS of $0.86, which included a $0.05 EPS net gain due to income tax law changes.

    Eric J. Foss, President and Chief Executive Officer of PBG, said, "In the third quarter, we delivered record sales and comparable operating income driven by outstanding performance in the U.S. and Canada and in Europe, led by Russia. Our strong top-line growth, gross profit per case improvement and disciplined cost management led to solid profit and cash flow increases."

    Mr. Foss continued, "The successful execution of our key priorities produced double-digit EPS growth for the quarter prompting us to raise our earnings outlook for the year. Our strategic initiatives, our people and our geographic portfolio position us well to capture growth opportunities and create value for our shareholders."

    Executive Summary

    -- PBG's worldwide revenue increased eight percent in the quarter driven by solid growth across each of the Company's geographic segments.

    --  Total worldwide physical case volume was up one percent.
        Volume in the U.S. was flat. European volume grew four percent, led by a 16 percent improvement in Russia. In Mexico, volume declined one percent. All volume results are on a constant territory basis. (See Editor's Note.)

    -- The Company continued its strong track record of net revenue per case growth across all of its geographic segments highlighted by a four percent gain in the U.S.

    -- Reported gross profit per case improved eight percent, including a two percentage point increase from the consolidation of its Russian joint venture with PepsiCo.

    -- Reported worldwide operating income for the third quarter increased 13 percent, led by strong growth in the U.S. and Canada segment and Europe. Operating income in Mexico decreased due to soft volume and higher cost of goods sold and selling, delivery and administrative expenses. Foreign currency translation contributed about three percentage points of growth. The table below provides a summary of items impacting operating income and EPS comparability.

    -- The Company returned $161 million to shareholders through cash dividends and repurchases of shares in the third quarter, bringing the year-to-date total up to $413 million.

    -- PBG raised its full year adjusted diluted EPS guidance from a range of $2.02 to $2.07 to $2.15 to $2.18.



                                                       EPS(2)
                                              ------------------------
                                    Q3 2007   Q3 2007 Q3 2006 Q3 2007
                                   Operating                   Growth
                                     Income                   Rates(1)
                                    Growth
                                    Rates(1)
--------------------------------------------- ------------------------
Reported Results                      13%      $1.12   $0.86    31%
--------------------------------------------- ------------------------
Reversal of Net Tax Contingencies      -      ($0.20)    -
--------------------------------------------- ------------------------
Restructuring Charge                   5       $0.06     -
--------------------------------------------- ------------------------
Russian Joint Venture                 (7)        -       -
--------------------------------------------- ------------------------
Tax Law Change Gain                    -         -    ($0.05)
--------------------------------------------- ------------------------
Comparable Results                    12%      $0.99   $0.81    22%
--------------------------------------------- ------------------------


    (1)Percentage change shown is rounded to the nearest whole number.

    (2) Each line item of diluted earnings per share is calculated to the fourth decimal place and then rounded to the second decimal place. For Q3 2007, the restructuring charge is slightly higher and the reversal of net tax contingencies is slightly lower than the amounts presented above, resulting in a $0.01 rounding adjustment in the comparable results line.

    Financial Highlights

    In the U.S., physical case volume was flat. Take-home volume was up one percent and cold drink was down two percent.

    In Mexico, volume declined one percent, with declines in CSD and jug water volume mitigated by strong bottled water and non-carbonated beverage growth. In Europe, volume grew four percent for the quarter led by Russia, which had exceptional non-carbonated beverage growth of over 20 percent.

    Foreign currency translation contributed about two percentage points of growth to net revenue, cost of goods sold (COGS) and selling, delivery and administrative (SD&A) expenses. The net effect on operating income was about three percentage points.

    Worldwide net revenue per case improved seven percent, driven by solid rate improvements across all segments.

    Reported COGS per case increased six percent in the third quarter including a one percentage point reduction from the Russian joint venture. COGS performance reflected increases in concentrate and sweetener costs. Gross profit per case grew eight percent as pricing gains more than offset the COGS increase. The Russian joint venture increased gross profit per case by two percentage points.

    PBG's reported SD&A expenses grew seven percent in the third quarter including a two percentage point increase from the pre-tax restructuring charge of $20 million, or $0.06 per diluted share after tax. This charge was in connection with the organizational realignment announced on August 8, 2007 to adapt to changes in the marketplace and improve operating efficiencies. Excluding the impact of the restructuring charge, SD&A in the U.S. was flat as the Company continued to benefit from its ongoing cost productivity initiatives.

    2007 Guidance

    As a result of strong performance year-to-date, the Company raised its full year adjusted diluted EPS guidance range to $2.15 to $2.18 from $2.02 to $2.07. PBG's adjusted operating income is now expected to grow 10 to 11 percent, as compared to previous guidance of seven to nine percent. Consistent with the Company's prior guidance, this outlook includes the three percentage point positive impact of consolidating the Russian joint venture, the venture comprising PepsiCo, Inc.'s concentrate and PBG's bottling businesses in Russia. The venture has no impact on reported diluted EPS or cash flow.

    PBG also raised its outlook for operating free cash flow by $20 million. Operating free cash flow is now forecasted to be $560 to $570 million, which includes cash restructuring expenses of approximately $15 million. The Company expects capital expenditures for the year to be approximately $780 million.

    Due to changing customer and consumer demands, PBG has evaluated the returns on its full service vending equipment. Effective October 1, 2007, the Company adopted a plan to improve the returns of its full service vending business. As a result, the Company will record a pre-tax charge of $40 to $50 million, which is predominately non-cash, to dispose of select equipment. Approximately $20 to $30 million pre-tax or $0.05 to $0.08 per diluted share after tax will be recognized in the fourth quarter of 2007. The program will be completed by the second quarter of 2008.

    Subsequent to the end of the third quarter, Mexico enacted new tax legislation that will take effect on January 1, 2008. PBG is currently evaluating the impact of this law change to its financial statements.

    The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages. With more than 70,000 employees and sales of nearly $13 billion, PBG has operations in the U.S., Canada, Mexico, Russia, Spain, Turkey and Greece. To receive company news releases by e-mail, please visit www.pbg.com.

    Listen in live to PBG's third quarter 2007 earnings discussion with financial analysts on October 2nd at 11 a.m. (EDT) at http://www.pbg.com.

    Editor's Note:

    Constant territory calculations assume a 52-week year and all significant acquisitions made in the prior year were made at the beginning of that year. These calculations exclude all significant acquisitions made in the current year.

    Forward-Looking Statement:

    Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports, including PBG's annual report on Form 10-K for the year ended December 30, 2006.

    Non-GAAP Measures:

    The Company prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). In an effort to provide investors with additional information regarding the Company's results and to provide a meaningful year-over-year comparison of the Company's financial performance, the Company sometimes uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between the U.S. GAAP and non-GAAP financial measures are reconciled in the text of the press release or in the attachments. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors in evaluating the Company's underlying business performance. Management uses the non-GAAP financial measures to evaluate the Company's financial performance against internal budgets and targets (including under the Company's incentive compensation plans). In addition, management internally reviews the results of the Company excluding the impact of certain items as it believes that these non-GAAP financial measures are useful for evaluating the Company's core operating results and facilitating comparison across reporting periods. Importantly, the Company believes non-GAAP financial measures should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The Company's non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

    Items Affecting Comparability in 2007 Results:

    Reversal of Net Tax Contingencies

    During the third quarter of 2007, PBG recorded a non-cash benefit of approximately $46 million or $0.20 of diluted earnings per share due to the reversal of net tax contingencies associated with the expiration of the statute of limitations on the IRS audit of its 2001 and 2002 tax returns. The Company has presented its third quarter results and its 2007 guidance relating to diluted earnings per share
(EPS) change under two methods - on a reported basis, which includes the impact of the reversal of the net tax contingencies, and on a comparable basis, which excludes the impact of the reversal.

    Organizational Realignment Charge

    During the third quarter of 2007, PBG recorded a $20 million restructuring charge (a net impact of $15 million, or $0.06 of diluted EPS, after taking into consideration tax treatment and minority interest). PBG expects to be substantially complete with the restructuring activities by the first quarter of 2008, recording an estimated additional $8 million pre-tax in 2007 and the balance in 2008. PBG expects the full year impact of the restructuring charges to be about $0.08 per diluted share after tax. The Company has presented its third quarter results and its 2007 guidance relating to diluted EPS and operating income change under two methods - on a reported basis, which includes the impact of the organizational realignment charge, and on a comparable basis, which excludes the impact of the organizational realignment charge.

    PR Beverages Venture (the Russian joint venture)

    On March 1, 2007, together with PepsiCo, PBG formed PR Beverages Limited, a joint venture that will enable the Company to strategically invest in Russia to accelerate its growth. PBG consolidates the venture into its financial results. The Company has presented its third quarter results relating to operating income change under two methods - on a reported basis, which includes the impact of the venture, and on a comparable basis, which excludes the impact of the venture. The joint venture has no impact on diluted EPS.

    Items Affecting Comparability in 2006 Results:

    Tax Law Changes

    During 2006, tax rate changes were enacted in Canada, Turkey, and in various U.S. jurisdictions resulting in a net decrease in income tax expense. The Company has presented its third quarter 2006 results relating to diluted EPS under two methods - on a reported basis which includes the impact of the tax law changes, and on a comparable basis, which excludes the impact of the tax law changes.

    Operating Free Cash Flow

    The Company defines Operating Free Cash Flow (OFCF) as Cash
Provided by Operations, less capital expenditures, plus excess tax benefits from the exercise of stock options.

    The Company uses OFCF to evaluate the performance of its business and management considers OFCF an important indicator of the Company's liquidity, including its ability to satisfy debt obligations, fund future acquisitions, pay dividends to common shareholders and repurchase Company stock.

    OFCF is a non-GAAP financial measure and should be considered in addition to, not as a substitute for Cash Provided by Operations as well as other measures of financial performance and liquidity reported in accordance with U.S. GAAP. The Company's OFCF may not be comparable to similarly titled measures reported by other companies.

    PBG expects its full-year 2007 OFCF to be in the range of $560 to $570 million. The Company anticipates capital expenditures of approximately $780 million and Cash Provided by Operations plus the excess tax benefits from the exercise of stock options to be over $1.3 billion. The Company is unable to separately estimate the excess tax benefits from the exercise of stock options.

    Items Affecting Comparability in Full Year 2007 Guidance:

    Asset Rationalization Charge

    During the fourth quarter of 2007, PBG will record a pre-tax charge of $20 to $30 million, or $0.05 to $0.08 per diluted share after-tax relating to the disposal of select full service vending equipment. The Company has presented its 2007 guidance relating to diluted EPS on an adjusted basis, which excludes the impact of the 2007 asset rationalization charges. The reconciliation to the Company's 2007 guidance is set out below.



2007 Guidance

                                    Operating Income Diluted Earnings
                                      Growth Rates       Per Share
----------------------------------------------------------------------
Reported                                4% to 6%      $2.19 to $2.25
----------------------------------------------------------------------
Reversal of Net Tax Contingencies          -              ($0.20)
----------------------------------------------------------------------
Restructuring Charge                       3%              $0.08
----------------------------------------------------------------------
Asset Rationalization Charge            2% to 3%       $0.05 - $0.08
----------------------------------------------------------------------
As Adjusted                            10% to 11%      $2.15 - $2.18
----------------------------------------------------------------------




                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS in millions, except per share amounts, unaudited



                                 12 Weeks Ended      36 Weeks Ended
                              -------------------- -------------------
                              September  September September September
                                  8,         9,        8,        9,
                                 2007      2006      2007      2006
                              ---------- --------- --------- ---------

Net revenues                      $3,729    $3,460    $9,555    $8,965
Cost of sales                      2,003     1,872     5,171     4,828
                              ---------- --------- --------- ---------

Gross profit                       1,726     1,588     4,384     4,137
Selling, delivery and
 administrative expenses           1,293     1,205     3,493     3,318
                              ---------- --------- --------- ---------

Operating income                     433       383       891       819
Interest expense, net                 65        62       199       186
Other non-operating expenses
 (income), net                         -         1        (2)       11
Minority interest                     41        24        72        48
                              ---------- --------- --------- ---------

Income before income taxes           327       296       622       574
Income tax expense                    67        89       171       185
                              ---------- --------- --------- ---------

Net income                        $  260    $  207    $  451    $  389
                              ========== ========= ========= =========


Basic earnings per share          $ 1.16    $ 0.88    $ 1.99    $ 1.65
                              ========== ========= ========= =========

Weighted-average shares
 outstanding                         226       235       227       236


Diluted earnings per share        $ 1.12    $ 0.86    $ 1.94    $ 1.61
                              ========== ========= ========= =========

Weighted-average shares
 outstanding                         232       242       233       242

Note: Certain reclassifications were made to the 2006 Condensed
 Consolidated Statements of Operations to conform to the 2007 presentation.




                    THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        in millions, unaudited


                                                  36 Weeks Ended
                                            --------------------------
                                            September 8, September 9,
                                                2007         2006
                                            ------------ -------------

Cash Flows - Operations
 Net income                                       $ 451         $ 389
 Adjustments to reconcile net income to net
  cash provided by operations:
  Depreciation and amortization                     457           443
  Stock-based compensation                           43            46
  Changes in working capital and other non-
   cash charges                                      16           (85)
 Casualty insurance payments                        (48)          (47)
 Pension contributions                               (1)           (1)
 Other, net                                         (44)          (40)
                                            ------------ -------------

Net Cash Provided by Operations                     874           705
                                            ------------ -------------

Cash Flows - Investments
 Capital expenditures                              (563)         (525)
 Acquisitions, net of cash acquired                 (49)          (33)
 Proceeds from sale of property, plant and
  equipment                                           9             6
 Other investing activities, net                      6             8
                                            ------------ -------------

Net Cash Used for Investments                      (597)         (544)
                                            ------------ -------------

Cash Flows - Financing
 Borrowing activities, net                          115           415
 Dividends paid                                     (82)          (64)
 Excess tax benefit from exercise of stock
  options                                             6            17
 Treasury stock transactions, net                  (239)         (167)
                                            ------------ -------------

Net Cash (Used for) Provided by Financing          (200)          201
                                            ------------ -------------

Effect of Exchange Rate Changes on Cash and
 Cash Equivalents                                     3            (2)
                                            ------------ -------------

Net Increase in Cash and Cash Equivalents            80           360
Cash and Cash Equivalents - Beginning of
 Period                                             629           502
                                            ------------ -------------

Cash and Cash Equivalents - End of Period         $ 709         $ 862
                                            ============ =============



Supplemental Information
-------------------------------------------

Capital expenditures incurred                      (527)         (487)
Change in accounts payable and other
 current liabilities related to capital
 expenditures                                       (36)          (38)
                                            ------------ -------------
Cash paid for capital expenditures                 (563)         (525)


Note: Certain reclassifications were made to the 2006 Condensed
 Consolidated Statement of Cash Flows to conform to the 2007 presentation.




                    THE PEPSI BOTTLING GROUP, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                in millions, except per share amounts


                                            September 8, December 30,
                                                2007         2006
                                            ------------ -------------
Assets                                      (unaudited)
Current Assets
 Cash and cash equivalents                      $   709       $   629
 Accounts receivable, net                         1,892         1,332
 Inventories                                        641           533
 Prepaid expenses and other current assets          253           255
                                            ------------ -------------
  Total Current Assets                            3,495         2,749

Property, plant and equipment, net                3,900         3,785
Other intangible assets, net                      4,138         3,768
Goodwill                                          1,503         1,490
Other assets                                        177           135
                                            ------------ -------------
  Total Assets                                  $13,213       $11,927
                                            ============ =============

Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable and other current
  liabilities                                   $ 2,147       $ 1,677
 Short-term borrowings                              498           357
 Current maturities of long-term debt                11            17
                                            ------------ -------------
  Total Current Liabilities                       2,656         2,051

Long-term debt                                    4,762         4,754
Other liabilities                                 1,275         1,205
Deferred income taxes                             1,211         1,293
Minority interest                                   938           540
                                            ------------ -------------
  Total Liabilities                              10,842         9,843
                                            ------------ -------------

Shareholders' Equity
 Common stock, par value $0.01 per share:
  Authorized 900 shares, issued 310 shares            3             3
 Additional paid-in capital                       1,787         1,751
 Retained earnings (including $5 from the
  impact of FIN 48 in 2007)                       3,076         2,708
 Accumulated other comprehensive loss              (256)         (361)
 Treasury stock: 86 shares and 80 shares at
  September 8, 2007
  and December 30, 2006, respectively            (2,239)       (2,017)
                                            ------------ -------------
  Total Shareholders' Equity                      2,371         2,084
                                            ------------ -------------
     Total Liabilities and Shareholders'
      Equity                                    $13,213       $11,927
                                            ============ =============




                    THE PEPSI BOTTLING GROUP, INC.

                 Third Quarter 2007 Earnings Release
                       Segment Data (unaudited)
                            (in millions)

                                                 12 Weeks Ended
                                           ---------------------------

                                           September 8,  September 9,
                                               2007          2006
                                           ------------- -------------
Net Revenues
-----------------------------------------

U.S. & Canada                                     $2,665        $2,559
Europe                                               683           554
Mexico                                               381           347
                                           ------------- -------------
   Worldwide net revenues                         $3,729        $3,460
                                           ============= =============


Operating Income
-----------------------------------------

U.S.& Canada                                      $  300        $  281
Europe                                               110            71
Mexico                                                23            31
                                           ------------- -------------
   Worldwide operating income                        433           383
Interest expense, net                                 65            62
Other non-operating expenses, net                      -             1
Minority interest                                     41            24
                                           ------------- -------------
   Income before income taxes                     $  327        $  296
                                           ============= =============



                                                 36 Weeks Ended
                                           ---------------------------

                                           September 8,  September 9,
                                               2007          2006
                                           ------------- -------------
Net Revenues
-----------------------------------------

U.S. & Canada                                     $7,294        $7,017
Europe                                             1,327         1,088
Mexico                                               934           860
                                           ------------- -------------
   Total net revenues                             $9,555        $8,965
                                           ============= =============


Operating Income
-----------------------------------------

U.S. & Canada                                     $  745        $  697
Europe                                                99            61
Mexico                                                47            61
                                           ------------- -------------
   Total operating income                            891           819
Interest expense, net                                199           186
Other non-operating (income) expenses, net            (2)           11
Minority interest                                     72            48
                                           ------------- -------------
   Income before income taxes                     $  622        $  574
                                           ============= =============

    CONTACT: The Pepsi Bottling Group, Inc.
             Mary Winn Settino, 914-767-7216
             Investor and Public Relations
             msettino@pepsi.com